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                              [Skadden Letterhead]
                                                                     Exhibit 8.A


                                    [date]


Phillips 66 Capital I
Phillips 66 Capital II
Phillips 66 Capital III
Phillips 66 Capital IV
c/o Phillips Petroleum Company
Phillips Building
Bartlesville, Oklahoma 74004

Phillips Petroleum Company
Phillips Building
Bartlesville, Oklahoma 74004

                     Re:  Registration Statement on Form S-3
                          Registration No. 333-01209
                          ----------------------------------

Ladies and gentlemen:

                 We have acted as special tax counsel for Phillips Petroleum Company, a Delaware corporation (the "Company"), Phillips 66 Capital I ("Trust I"), Phillips 66 Capital II ("Trust II"), Phillips 66 Capital III ("Trust III") and Phillips 66 Capital IV ("Trust IV"), each a statutory business trust formed under the laws of Delaware, in connection with the above-captioned registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") for the purpose of registering (i) Trust I's Preferred Securities representing undivided beneficial interests in the assets of Trust I, Trust II's Preferred Securities representing undivided beneficial interests in the assets of Trust II, Trust III's Preferred Securities representing undivided beneficial interests in the assets of Trust III and Trust IV's Preferred Securities representing undivided beneficial interests in the assets of Trust IV (together the "Pre-
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Phillips 66 Capital
c/o Phillips Petroleum Company
[date], 1996
Page 2


ferred Securities") and (ii) Junior Subordinated Deferrable Interest Debentures issued by the Company to Trust I, Trust II, Trust III and Trust IV in connection with the sale of the Preferred Securities.

                 We hereby confirm that, although the discussion set forth under the heading "UNITED STATES FEDERAL INCOME TAXATION" in the form of Prospectus Supplement for an offering Preferred Securities of Trust I, Trust II, Trust III and Trust IV, filed as exhibits to the Registration Statement (together the "Forms of Prospectus Supplement"), does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

                 This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We hereby consent to the use of our name under the heading "LEGAL MATTERS" in the Forms of Prospectus Supplement and the filing of this opinion with the Commission as Exhibit 8-A to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and applies only to the disclosure set forth in the Forms of Prospectus Supplement filed as of the date hereof. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                               Very truly yours,